EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.755.8996

Linnea R. Olsen
Director, Corporate Relations
207.575.4452

UnumProvident Corporation Announces Agreement to Sell

Japanese Operations to Hitachi Capital Corporation

Chattanooga, Tenn. – December 5, 2003 – UnumProvident Corporation (NYSE: UNM) today announced that it has entered into an agreement to sell its wholly-owned subsidiary UNUM Japan Accident Insurance Co., ltd. (UNUM Japan) to Hitachi Capital Corporation. The purchase price is approximately $22.9 million. The transaction is expected to close in January 2004 and is subject to approval by Japanese regulators.

UNUM Japan, based in Tokyo, is the leading provider of group and individual disability insurance in Japan. The current annualized inforce premium is $32 million, assuming approximately ninety percent of the coverage on a group basis and ten percent on an individual basis.

Thomas R. Watjen, UnumProvident Corporation’s President and Chief Executive Officer, said, “The sale of our Japanese operation is consistent with our commitment to continue to focus our resources on businesses which are consistent with our business and financial objectives. We will continue to have a relationship with Hitachi, but this transaction will allow us to focus more of our attention on our opportunities in the United States and United Kingdom. This transaction is also consistent with our objective to continue to build additional financial strength.”

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and paid US$4.8 billion in total benefits to customers in 2002. With primary offices in

Chattanooga, Tenn., and Portland, Maine, the company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.